                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-75895

PROSPECTUS SUPPLEMENT
DATED MAY 6, 1999

(To Prospectus dated April 8, 1999)

                       NOTIFY TECHNOLOGY CORPORATION

                    425,000 Shares of Common Stock and
                         425,000 Class A Warrants

                            ------------------

     This Prospectus Supplement together, with the Prospectus and Prospectus Supplements listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

     The section of the Prospectus commencing on page 36, titled "Selling Security Holders," is hereby amended in its entirety as follows:

                         SELLING SECURITY HOLDERS

     The Following table provides (i) the names of the selling warrant holders, (ii) the number of shares of common stock owned by the selling security holders before the offering, (iii) the number of Class A warrants held by the selling security holders before the offering, (iv) the number of shares of common stock which may be resold under this prospectus, and (v) the number of Class A Warrants held by the selling security holders which may be resold under this Prospectus. After the completion of the offering, assuming all the warrants offered hereby are sold, and, in the event any of the warrants are exercised, assuming the shares of common stock issued upon such exercise are sold, no selling warrant holder will hold any of our securities, except as set forth in the footnotes below.

                                                                  SHARES OF
                            SHARES OF                            COMMON STOCK       CLASS A WARRANTS
                           COMMON STOCK     CLASS A WARRANTS     WHICH MAY BE         WHICH MAY BE
                           OWNED BEFORE        HELD BEFORE     RESOLD UNDER THIS      RESOLD UNDER
SELLING WARRANT HOLDER      OFFERING(1)        OFFERING(1)       PROSPECTUS(2)      THIS PROSPECTUS
----------------------     ------------     ----------------   -----------------    ----------------
The Frank & Brynde                   --               31,250              31,250              31,250
Berkowitz Family
Foundation

Abraham E. Cohen                     --               12,500              12,500              12,500

Paul F. DePond (3)(4)(5)        405,939               25,000              25,000              25,000

Nathan Eisen & Rose                  --               25,000              25,000              25,000
Eisen

Susan Gartenburg                     --                6,250               6,250               6,250
Revocable Trust

Deborah Katzin                       --                6,250               6,250               6,250
Memorial Chesed Society

Regina Lehrer Trust                  --               12,500              12,500              12,500

Alan C. Levinson &                   --                6,250               6,250               6,250
Audry J. Levinson

William Newman                       --               12,500              12,500              12,500

Neal J & Amy Polan                   --               12,500              12,500              12,500

The Rubin Family                     --               25,000              25,000              25,000
Foundation, Inc.



                                                                            SHARES OF
                                    SHARE OF                              COMMON STOCK      CLASS A WARRANTS
                                  COMMON STOCK      CLASS A WARRANTS       WHICH MAY BE       WHICH MAY BE
                                  OWNED BEFORE          HELD BEFORE     RESOLD UNDER THIS      RESOLD UNDER
SELLING WARRANT HOLDER              OFFERING(1)        OFFERING(1)         PROSPECTUS(2)      THIS PROSPECTUS
----------------------           ----------------- ------------------   ------------------   -----------------
Schon Family                               --              12,500              12,500              12,500
Foundation

Gary J. Strauss                            --              12,500              12,500              12,500

E. Donald Shapiro                          --              25,000              25,000              25,000

Mordecai Soloff                            --              12,500              12,500              12,500

South Ferry #2, L.P.(6)                10,000             160,000             150,000             150,000

Weingarten Family                          --              12,500              12,500              12,500
Foundation

Joel Wolff                                 --              25,000              25,000              25,000


---------------------------
(1)  As of March 15, 1999.
(2) Assuming selling security holders exercise all warrants registered hereby instead of reselling such warrants.
(3)  Mr. DePond will own 405,939 shares of our common stock after the offering.
(4) Mr. DePond will own 9.2% of our common stock after the offering. Mr. DePond's percentage of ownership is calculated assuming no Class A warrants offered hereby are exercised and 4,399,326 shares of common stock are outstanding after the offering.
(5) Mr. DePond has served as President, Chief Executive Officer, and Chairman of the Board of Directors of Notify Technology since August, 1994.
(6) South Ferry #2, L.P. will own 10,000 shares of our common stock and 10,000 Class A warrants after the offering.


                                         -3-
(1)